EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Fourth Quarter and Year Ended 2017 Financial Results

MARCH 9, 2018 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango” or the “Company”) announced today its financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Production of 4.8 Bcfe for the quarter (51.8 Mmcfed, 32% liquids); within guidance, despite late December weather related shut-ins

•	Adjusted EBITDAX of $10.2 million for the quarter

•

Brought one Southern Delaware Basin well on production while spudding two additional wells.  So far in 2018 we have completed one well, are completing another well, and have spud and reached total depth on another well

•	25% increase in year-end reserves, an increase of 37.5 Bcfe

•	55% increase in SEC PV-10 value of year-end reserves, an increase of $91.1 million

•	Increased commodity price hedge protection to approximately 28% of forecasted PDP gas production and 69% of forecasted PDP oil production for 2018, and to 38% of forecasted PDP oil production for 2019

Summary Fourth Quarter Financial Results

Net loss for the three months ended December 31, 2017 was $5.6 million, or $(0.23) per basic and diluted share, compared to a net loss of $16.8 million, or $(0.69) per basic and diluted share, for the same period last year. Last year’s quarter was negatively impacted by a commodity price driven impairment charge of $6.3 million compared to a current quarter impairment charge of $0.4 million. The impairment charge for the current quarter was related to the partial impairment of an unused offshore platform in onshore storage and impairment of our Tuscaloosa Marine Shale properties, while the impairment for the prior year quarter was related to non-core undeveloped acreage that we were not likely to drill prior to expiration. Average weighted shares outstanding were approximately 24.8 million and 24.6 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, as defined below, of approximately $10.2 million for the three months ended December 31, 2017, compared to $8.2 million for the same period last year. The improvement was attributable to $1.7 million more in realized proceeds from derivatives and $1.9 million less in cash G&A costs, offset in part by a $1.6 million decrease in revenues from lower production.

Revenues for the three months ended December 31, 2017 were approximately $20 million compared to $21.7 million for the same period last year, a decrease attributable to lower production during the current quarter and a 4% decrease in natural gas prices, partially offset by a 20% and 38% increase in crude oil and natural gas liquids prices, respectively.

As previously reported, production for the fourth quarter of 2017 was approximately 4.8 Bcfe, or 51.8 Mmcfe per day, compared to 64.3 Mmcfe per day for the fourth quarter of 2016, and within our previously provided guidance.  This expected decrease in production can be attributed to the addition of only five new producing wells since the initiation of our drilling program in the Southern Delaware Basin beginning in late 2016. We also experienced cold weather shut-ins in some of our West Texas properties during the month of December. Crude oil and natural gas liquids production during the fourth quarter of 2017 was approximately 2,700 barrels per day, or 31.5% of total production, compared to approximately 3,080 barrels per day, or 28.8% of total production, in the fourth quarter of 2016, a decline related to the slower than planned pace of bringing on new production in our Southern Delaware Basin program.  Our first quarter 2018 production guidance is 50 – 55 Mmcfed, though we expect to commence production on two new wells in March and April.

The weighted average equivalent sales price during the three months ended December 31, 2017 was $4.20 per Mcfe, compared to $3.66 per Mcfe for the same period last year.  As previously noted, stronger prices for crude oil and natural gas liquids, and a higher percentage of liquids in the production mix, contributed to the weighted average increase.

Operating expenses for the three months ended December 31, 2017 were approximately $7.0 million, or $1.47 per Mcfe, compared to $6.3 million, or $1.07 per Mcfe, for the same period last year.  Included in operating expenses are lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes for the three months ended December 31, 2017 were approximately $6.4 million, or $1.34 per Mcfe, compared to approximately $5.9 million, or $1.00 per Mcfe, for the same period last year, and below our previously provided guidance for the quarter.  The increase is due to accruing higher minimum volume charges for an ongoing throughput deficiency in our Madisonville Field.

DD&A expense for the three months ended December 31, 2017 was $11.5 million, or $2.42 per Mcfe, compared to $13.7 million, or $2.32 per Mcfe, for the same period last year, a decrease primarily attributable to lower production during the quarter.

Impairment and abandonment expense from oil and gas properties was $0.9 million for the three months ended December 31, 2017.  Of this amount, $0.1 million related to the partial impairment of an unused offshore platform in onshore storage and $0.3 million related to revised estimated reserves for our Tuscaloosa Marine Shale properties.   For the same period last year, impairment and abandonment expense from oil and gas properties was $6.3 million which related to the impairment of undeveloped leases in non-core areas.

G&A expenses for the three months ended December 31, 2017 were $5.5 million, or $1.16 per Mcfe, compared to $8.0 million, or $1.36 per Mcfe, for the prior year quarter.  G&A expenses for the current and prior year quarters include $1.5 million and $2.1 million, respectively, in non-cash stock compensation expense. Other items contributing to the decrease in G&A costs for the current quarter were lower bonus accruals for the 2017 performance period and lower insurance and office costs for the current quarter. For the first quarter of 2018, we have provided guidance of $4.5 million to $5.0 million for general and administrative expenses, exclusive of non-cash stock compensation (“Cash G&A”).

Gain from affiliates for the three months ended December 31, 2017 was approximately $0.2 million, compared to a loss from affiliates of $0.3 million for the same period last year, both associated with our 37% equity interest in Exaro Energy III.

2018 Capital Program & Liquidity

Capital costs incurred for the three months ended December 31, 2017 were approximately $13.6 million, which was primarily related to our Southern Delaware Basin acreage in Pecos County, Texas.  As previously reported, we have budgeted to invest approximately $52 million in 2018 to continue to develop that area with a one rig program.   We expect that program to be funded by internally generated cash flow, proceeds from non-core asset sales and/or temporary borrowings under our revolving credit facility.  We will continue to monitor commodity prices, drilling results and service/supply costs during the year, and if deemed appropriate, may make adjustments to our drilling strategy for the remainder of the year

As of December 31, 2017, we had approximately $85.4 million of debt outstanding under our credit facility, provides for a borrowing base of $115 million through May 1, 2018.

2017 Year End Reserves

As previously disclosed in our March 5, 2018 release on reserves and production, proved reserves at December 31, 2017, as estimated by William M. Cobb & Associates, Inc. and Netherland, Sewell & Associates, Inc., Contango’s independent petroleum engineering firms, in accordance with reserve reporting guidelines mandated by the Securities and Exchange Commission (“SEC”), were 189.3 Bcfe, a 25% increase over our proved reserves as of December 31, 2016, consisting of 105.1 billion cubic feet of natural gas, 3.4 million barrels of crude oil, and 4.4 million barrels of natural gas liquids.  As of December 31, 2017, the SEC PV-10 value of our proved reserves was approximately $257.3 million, compared to $166.2 million as of December 31, 2016.  As of December 31, 2017, 48% of our proved reserves were natural gas and 65% were proved developed.

The following table summarizes Contango’s total proved reserves as of December 31, 2017 (1):

					Present Value
	OIL	NGL	Gas	Total	Discounted
Category	(MBbl)	(MBbl)	(Mmcf)	(Mmcfe)	at 10% ($000)
Developed	3,364	3,596	82,133	123,895	200,723
Undeveloped	7,285	2,011	9,586	65,359	56,560
Total Proved	10,649	5,607	91,719	189,254	257,283

(1)	These estimates do not include net reserves of approximately 30.7 Bcfe (PV-10 of approximately $24.4 million attributable to our 37% equity ownership investment in Exaro as of December 31, 2017.

Derivative Instruments

As previously disclosed in our March 5, 2018 operations update, we took advantage of rising commodity prices and added additional minimum price protection for our forecasted monthly production volumes and now have the following financial derivative contracts in place with members of our bank group.  These contracts represent approximately 28% of our currently forecasted 2018 PDP natural gas production; 69% of our currently forecasted 2018 PDP crude oil production and 38% of our currently forecasted 2019 PDP oil production.

\

Commodity	Period	Derivative	Volume/Month	Price/Unit
Natural Gas	Jan – July 2018	Swap	370,000 MMbtu	$3.07 (1)
	Aug – Oct 2018	Swap	70,000 MMbtu	$3.07 (1)
	Nov – Dec 2018	Swap	320,000 MMbtu	$3.07 (1)

Crude Oil	Jan - Jun 2018	Swap	20,000 Bbls	$56.40 (2)
	Jul – Oct 2018	Collar	20,000 Bbls	$52.00 x $56.85 (2)
	Nov – Dec 2018	Collar	15,000 Bbls	$52.00 x $56.85 (2)
	Jan – Dec 2018	Collar	2,000 Bbls	$52.00 x $58.76 (3)
	Jan – Jul 2018	Collar	6,000 Bbls	$58.00 x $68.00 (2)
	Nov – Dec 2018	Collar	5,000 Bbls	$58.00 x $68.00 (2)
	Jan – Dec 2019	Collar	7,000 Bbls	$50.00 x $58.00 (2)
	Jan – Dec 2019	Collar	4,000 Bbls	$52.00 x $59.45 (3)

(1)	Based on Henry Hub NYMEX natural gas prices
(2)	Based on Argus/LLS oil prices
(3)	Based on West Texas Intermediate oil prices

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended			Year ended
	December 31,			December 31,
	2017	2016	%	2017	2016	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	21	31	-32%	99	137	-28%
Natural gas (Mmcf)	2,571	3,369	-24%	11,189	14,211	-21%
Natural gas liquids (Mbbls)	76	97	-22%	330	420	-21%
Natural gas equivalents (Mmcfe)	3,154	4,137	-24%	13,762	17,552	-22%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	109	96	14%	419	460	-9%
Natural gas (Mmcf)	689	846	-19%	2,721	3,892	-30%
Natural gas liquids (Mbbls)	44	60	-27%	187	296	-37%
Natural gas equivalents (Mmcfe)	1,610	1,779	-9%	6,361	8,430	-25%

Total Volumes Sold:
Oil and condensate (Mbbls)	130	127	2%	518	597	-13%
Natural gas (Mmcf)	3,260	4,215	-23%	13,910	18,103	-23%
Natural gas liquids (Mbbls)	120	157	-24%	517	716	-28%
Natural gas equivalents (Mmcfe)	4,764	5,916	-19%	20,123	25,982	-23%

Daily Sales Volumes:
Oil and condensate (Mbbls)	1.4	1.4	2%	1.4	1.6	-13%
Natural gas (Mmcf)	35.4	45.8	-23%	38.1	49.5	-23%
Natural gas liquids (Mbbls)	1.3	1.7	-24%	1.4	2.0	-28%
Natural gas equivalents (Mmcfe)	51.8	64.3	-19%	55.1	71.0	-23%

Average sales prices:
Oil and condensate (per Bbl)	$55.30	$46.08	20%	$48.90	$38.52	27%
Natural gas (per Mcf)	$2.87	$2.98	-4%	$2.97	$2.42	23%
Natural gas liquids (per Bbl)	$28.59	$20.76	38%	$22.97	$15.79	45%
Total (per Mcfe)	$4.20	$3.66	15%	$3.90	$3.01	30%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2017	2016	%	2017	2016	%
Offshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.61	$0.66	-8%	$0.72	$0.60	20%
Production and ad valorem taxes	$0.06	$0.05	20%	$0.06	$0.07	-14%

Onshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$2.78	$1.77	57%	$2.32	$1.81	28%
Production and ad valorem taxes	$0.25	$0.13	92%	$0.28	$0.25	12%

Average Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$1.34	$1.00	34%	$1.22	$1.00	22%
Production and ad valorem taxes	$0.12	$0.07	71%	$0.13	$0.13	0%
General and administrative expense (cash)	$0.83	$1.00	-17%	$0.90	$0.78	15%
Interest expense	$0.27	$0.13	108%	$0.20	$0.15	33%

Adjusted EBITDAX (2) (thousands)	$10,213	$8,159		$35,087	$30,142

Weighted Average Shares Outstanding (thousands)
Basic	24,757	24,563		24,686	21,424
Diluted	24,757	24,563		24,686	21,424

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Cash and cash equivalents	$—	$—
Accounts receivable, net	13,059	16,727
Other current assets	2,714	2,327
Net property and equipment	345,957	340,382
Investment in affiliates and other non-current assets	19,723	17,078

TOTAL ASSETS	$381,453	$376,514

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	46,755	55,135
Other current liabilities	3,782	7,754
Long-term debt	85,380	54,354
Asset retirement obligations	20,388	22,618
Other non-current liabilities	548	248
Total shareholders’ equity	224,600	236,405

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$381,453	$376,514

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
REVENUES
Oil and condensate sales	$7,213	$5,842	$25,347	$23,006
Natural gas sales	9,361	12,564	41,317	43,847
Natural gas liquids sales	3,441	3,257	11,881	11,330
Total revenues	20,015	21,663	78,545	78,183

EXPENSES
Operating expenses	6,980	6,329	27,183	29,111
Exploration expenses	416	728	1,106	1,816
Depreciation, depletion and amortization	11,537	13,737	47,215	63,323
Impairment and abandonment of oil and gas properties	880	6,304	2,395	10,572
General and administrative expenses	5,513	8,030	24,161	26,802
Total expenses	25,326	35,128	102,060	131,624

OTHER INCOME (EXPENSE)
Gain (loss) from investment in affiliates, net of income taxes	222	(257)	2,697	1,545
Gain (loss) from sale of assets	(56)	(103)	2,280	(92)
Interest expense	(1,278)	(757)	(4,100)	(3,802)
Gain (loss) on derivatives, net	(1,249)	(2,368)	3,325	(1,632)
Other income (expense)	1,302	38	1,275	(265)
Total other income (expense)	(1,059)	(3,447)	5,477	(4,246)

NET LOSS BEFORE INCOME TAXES	(6,370)	(16,912)	(18,038)	(57,687)

Income tax benefit (provision)	792	68	395	(342)

NET LOSS	$(5,578)	$(16,844)	$(17,643)	$(58,029)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, depletion and amortization, and oil & gas expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our credit facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Net loss	$(5,578)	$(16,844)	$(17,643)	$(58,029)
Interest expense	1,278	757	4,100	3,802
Income tax provision (benefit)	(792)	(68)	(395)	342
Depreciation, depletion and amortization	11,537	13,737	47,215	63,323
Exploration expense	416	728	1,106	1,816
EBITDAX	$6,861	$(1,690)	$34,383	$11,254

Unrealized loss (gain) on derivative instruments	$1,593	$1,046	$(2,204)	$3,446
Non-cash stock-based compensation charges	1,540	2,142	6,100	6,457
Impairment of oil and gas properties	385	6,301	1,785	10,438
Loss (gain) on sale of assets and investment in affiliates	(166)	360	(4,977)	(1,453)
Adjusted EBITDAX	$10,213	$8,159	$35,087	$30,142

Guidance for First Quarter 2018

The Company is providing the following guidance for the first calendar quarter of 2018.

Production	50,000 - 55,000 Mcfe per day

LOE (including transportation and workovers)	$6.4 million - $6.9 million

Production and ad valorem taxes (% of Revenue)	3.0 - 3.5%

Cash G&A	$4.5 million - $5.0 million

DD&A Rate	$2.30 - $2.55

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Friday, March 9, 2018 at 9:30am Central Daylight Time.  Those interested in participating in the earnings conference call may do so by calling 1-800-289-0517, (International 1-323-994-2083) and entering participation code 5264056.  A replay of the call will be available from Friday, March 9, 2018 at 12:30pm CDT through Friday, March 16, 2018 at 12:30pm CDT by clicking here.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company whose business is to maximize production from its shallow offshore Gulf of Mexico properties and onshore properties in Texas and Wyoming, and to use that cash flow to explore, develop, exploit, produce and acquire crude oil and natural gas properties in the Texas and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer